Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com

John Baird, (Media) 206.336.6755
johnb@bluenile.com

Blue Nile Announces Fourth Quarter and Full Year Financial Results

Blue Nile Reports Record Q4 Net Sales of $64.5 Million, up 30% from Prior Year
Achieves Q4 Earnings Per Diluted Share of $0.24
Q4 Free Cash Flow Increases 100% Year Over Year to $29.6 Million
Cash and Marketable Securities Total $101.4 Million at Year-End
Board Authorizes up to $30 million Stock Repurchase Program

SEATTLE, February 8, 2005 — Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its fourth quarter and full year ended January 2, 2005.

Blue Nile reported record fourth quarter net sales of $64.5 million, compared to net sales of $49.6 million in the fourth quarter of 2003, an increase of 30.3%. Income before income taxes in the fourth quarter increased 38.3% to $7.1 million, compared to $5.2 million in the fourth quarter of 2003. Net income in the fourth quarter was $4.6 million, or $0.24 per diluted share. In the fourth quarter of 2003, net income and net income per diluted share were $20.9 million and $1.27, respectively. Net income for the fourth quarters of 2004 and 2003 are not directly comparable as a result of the accounting for income taxes. Net income for the fourth quarter of 2004 was fully subject to income taxes, while net income for the fourth quarter of 2003 included a $15.7 million tax benefit from the realization of deferred tax assets related primarily to net operating loss carryforwards.

“Blue Nile’s fourth quarter results reflect the strength in execution of our differentiated business model,” said Mark Vadon, Chief Executive Officer. “During the holiday season, customers embraced our award-winning customer service and our expanded selection in customized diamond jewelry offerings. Operationally, we executed with excellence and efficiency. Our fourth quarter financial performance was strong across all key measures. The superior cash flow generation capabilities of our business model were evidenced in our fourth quarter non-GAAP free cash flow of $29.6 million, an increase of 100% from the prior year.”

Net sales for the year ended January 2, 2005 were $169.2 million, an increase of 31.3% from $128.9 million in the year ended December 31, 2003. Income before income taxes was $15.6 million for the year ended January 2, 2005, compared to $11.3 million in the year ended December 31, 2003. Net income and net income per diluted share for the year ended January 2, 2005 were $10.0 million and $0.56, respectively, compared to $27.0 million and $1.65 per diluted share in the year ended December 31, 2003. Net income for the full years 2004 and 2003 are not directly comparable as a result of the accounting for income taxes. Net income for the full year 2004 was fully subject to income taxes, while net income for the full year 2003 included a $15.7 million tax benefit from the realization of deferred tax assets related primarily to net operating loss carryforwards.

Mr. Vadon added, “2004 was an exceptional year for Blue Nile. We solidified our position as the leader in online diamond and jewelry retailing. We built upon the strength of our supply chain relationships. As we begin 2005, we are well positioned for continued growth and are more confident than ever in the strength of our business model. In 2005, our priorities are clear. We will continue to focus on building our brand and expanding our market share in our core customized diamond jewelry business in the U.S. We intend to extend our brand in international markets as we develop our business in Canada and in the UK. Lastly, we will maintain our disciplined focus on profitable growth.”

Blue Nile also announced that its Board of Directors has authorized the repurchase of up to $30 million of the Company’s common stock during the next 12 months. The shares may be repurchased from time to time in open market transactions. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

“This program underscores our commitment to delivering value to our shareholders,” said Mr. Vadon. “We believe a stock repurchase program is an attractive investment opportunity for the Company, based upon current market conditions and the confidence we have in our ability to scale and grow the business with minimal capital expenditures. This program reflects the cash generation capabilities of our business and our strong financial position.”

Other Financial Highlights

•	Cash and marketable securities totaled $101.4 million at January 2, 2005.

•	Gross profit for the fourth quarter was $14.1 million, compared to $11.1 million in the fourth quarter of 2003, an increase of 27.6%.

•	Gross profit as a percentage of net sales was 21.9% in the fourth quarter of 2004 compared to 22.4% in the fourth quarter of 2003.

•	Selling, general and administrative expenses increased 20.8% in the fourth quarter from $6.1 million to $7.3 million, reflecting the Company’s increase in net sales, additional administrative expenses required as a public company and increased marketing expense. As a percentage of net sales, selling, general and administrative expenses were 11.4%, compared to 12.3% in the fourth quarter of 2003.

•	For the fourth quarter of 2004, non-GAAP free cash flow was $29.6 million, compared to $14.8 million in the fourth quarter of 2003, an increase of 100%.

•	Net cash provided by operating activities was $30.7 million in the fourth quarter, compared to $15.7 million in the fourth quarter of 2003.

•	Capital expenditures in the fourth quarter totaled $1.1 million, compared to $948,000 in the fourth quarter of 2003.

Financial Guidance

The Company provides for the first time financial guidance for the first quarter and full year 2005. The following forward-looking statements reflect Blue Nile’s expectations as of February 8, 2005. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.

Expectations for the First Quarter ending April 3, 2005:

•	First quarter net sales are expected to be between $42.0 million and $44.0 million.

•	Net income is expected to be between $0.10 and $0.12 per diluted share.

•	Blue Nile transitioned to a four-four-five retail fiscal calendar on January 1, 2004. As a result of this transition, the first fiscal quarter of 2004 consisted of two additional shipping days as compared to the first fiscal quarter of 2005. These additional days contributed approximately $0.3 million to net sales for the quarter ended April 4, 2004.

Expectations for the Full Year ending January 1, 2006:

•	Net sales are expected to be between $200.0 million and $212.0 million.

•	Net income is expected to be in a range of $0.67 to $0.72 per diluted share. The estimated net income per diluted share does not include the impact of expensing stock options upon the adoption of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (SFAS No. 123R).

•	The effective tax rate for the full year 2005 is expected to be approximately 36.0%, excluding any potential related impact upon the adoption of SFAS No. 123R.

•	Capital expenditures are expected to be between $2.5 million and $3.0 million.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to future financial performance, plans to grow our business and build our brand. Words such as “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, the strength of our brand, competition, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including the Prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on May 20, 2004 and our quarterly reports on Form 10-Q for the quarters ended July 4, 2004 and October 3, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

Company management will be holding a conference call to discuss its fourth quarter 2004 financial results on Tuesday, February 8, 2005 at 5:00 p.m. EST/2:00 p.m. PST. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measure

Blue Nile provides all information required in accordance with generally accepted accounting principles (GAAP). The company supplements this information with certain non-GAAP measures of financial performance in order to enhance investors’ overall understanding of the Company’s current financial performance and financial condition. Internally, Blue Nile uses calculations of non-GAAP free cash flow, which represents net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal-use software and website development, to evaluate the liquidity being generated in its operations and to assess its financial resources. Blue Nile includes these cash outflows for fixed asset purchases in its non-GAAP measure of free cash flow because it believes the resulting non-GAAP free cash flow financial measure provides a more conservative and accurate assessment of the amount of cash being generated by its operations and consequently a more definitive determination of Blue Nile’s liquidity and available resources.

Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Blue Nile presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Blue Nile’s operating results and financial condition in a manner that focuses on what management believes to be Blue Nile’s ongoing business operations. Management also believes that the inclusion of the non-GAAP free cash flow calculation provides consistency and comparability with similar companies in Blue Nile’s industry. Investors should note, however, that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner as that of other companies. Whenever Blue Nile uses such a non-GAAP financial measure, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	January 2, 2005	December 31, 2003
Net cash provided by operating activities	$30,734	$15,725
Purchases of fixed assets, including internal-use software and website development	(1,102)	(948)

Non-GAAP free cash flow	$29,632	$14,777

	Year ended	Year ended
	January 2, 2005	December 31, 2003
Net cash provided by operating activities	$29,751	$19,816
Purchases of fixed assets, including internal-use software and website development	(1,833)	(3,506)

Non-GAAP free cash flow	$27,918	$16,310

About Blue Nile, Inc.

Blue Nile (www.bluenile.com) is a leading online retailer of high quality diamonds and fine jewelry. The Blue Nile web site showcases over 55,000 independently certified diamonds and more than 1,000 styles of fine jewelry, including rings, wedding bands, earrings, necklaces, pendants, bracelets and watches.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets

	January 2,	December 31,
	2005	2003
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$59,499	$30,783
Marketable securities	41,868	—

Total cash and marketable securities	101,367	30,783
Accounts receivable	760	843
Inventories	9,914	10,204
Deferred income taxes	8,442	5,300
Prepaids and other current assets	1,046	465

Total current assets	121,529	47,595
Property and equipment, net	3,916	3,979
Intangible assets, net	385	—
Deferred income taxes	2,475	10,654
Other assets	77	77

Total assets	$128,382	$62,305

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$37,775	$26,288
Accrued liabilities	5,713	4,467
Current portion of deferred rent	203	177

Total current liabilities	43,691	30,932
Deferred rent, less current portion	1,071	1,126
Commitments and contingencies
Mandatorily redeemable convertible preferred stock	—	57,485
Stockholders’ equity (deficit):
Common stock	18	5
Additional paid-in capital	104,684	4,247
Deferred compensation	(929)	(1,352)
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(19,515)	(29,502)
Treasury stock	(636)	(636)

Total stockholders’ equity (deficit)	83,620	(27,238)

Total liabilities and stockholders’ equity (deficit)	$128,382	$62,305

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations

	Quarter Ended		Year to Date Ended
	January 2,	December 31,	January 2,	December 31,
	2005	2003	2005	2003
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Net sales	$64,548	$49,555	$169,242	$128,894
Cost of sales	50,404	38,468	131,590	99,476

Gross profit	14,144	11,087	37,652	29,418

Operating expenses:
Selling, general and administrative	7,343	6,078	22,795	18,207
Restructuring charges	—	(87)	—	(87)

	7,343	5,991	22,795	18,120

Operating income	6,801	5,096	14,857	11,298

Other income (expense) net:
Interest income	329	35	709	109
Interest expense	—	—	—	(209)
Other income	10	33	63	88

	339	68	772	(12)

Income before income taxes	7,140	5,164	15,629	11,286
Income tax expense (benefit)	2,577	(15,700)	5,642	(15,700)

Net income	$4,563	$20,864	$9,987	$26,986

Basic net income per share	$0.26	$4.80	$0.80	$6.98

Diluted net income per share	$0.24	$1.27	$0.56	$1.65

Shares used for computation:
Basic	17,705	4,349	12,450	3,868
Diluted	18,812	16,383	17,885	16,363

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows

	Year to Date Ended
	January 2,	December 31,
	2005	2003
	(Unaudited)
	(in thousands)
Operating activities:
Net income	$9,987	$26,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,510	1,293
(Gain) loss on disposal of assets	(5)	14
Stock-based compensation	375	90
Warrant-based interest expense	—	87
Restructuring charges	—	(87)
Deferred income taxes	5,388	(15,700)
Changes in assets and liabilities:
Receivables, net	83	(441)
Inventories	290	(5,023)
Prepaid expenses and other assets	(581)	(235)
Accounts payable	11,487	10,497
Accrued liabilities	1,246	1,044
Deferred rent	(29)	1,291

Net cash provided by operating activities	29,751	19,816

Investing activities:
Purchases of property and equipment	(1,833)	(3,506)
Proceeds from the sale of property and equipment	7	3
Purchases of marketable securities	(82,870)	—
Proceeds from the sale of marketable securities	41,000	—
Transfers of restricted cash	400	—

Net cash used in investing activities	(43,296)	(3,503)

Financing activities:
Proceeds from sale of common stock, net of issuance costs	42,516	—
Repurchase of restricted and common stock	—	(8)
Payments on subordinated notes payable	—	(6,638)
Payments on capital lease obligations	—	(995)
Payments on note payable to related party	—	(1,140)
Proceeds from warrant and stock option exercises	145	254

Net cash provided by (used in) financing activities	42,661	(8,527)

Net increase in cash and cash equivalents	29,116	7,786

Cash and cash equivalents, beginning of period	30,383	22,597

Cash and cash equivalents, end of period	$59,499	$30,383